As filed with the Securities and Exchange Commission on April 13, 2007.
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ADVANCE DISPLAY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-0969445
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7334 So. Alton Way, Suite F Centennial, CO	80112
(Address of Principal Executive Offices)	(Zip Code)

2007 EQUITY INCENTIVE PLAN
(Full title of the plan)

Matthew W. Shankle	With a copy to:
Principal Executive Officer, Principal Financial Officer and Director	S. Lee Terry, Jr., Esq. Davis Graham & Stubbs LLP
7334 So. Alton Way, Suite F	1550 17th Street, Suite 500
Centennial, CO 80112	Denver, CO 80202

(Name and address of agent for service)

(303) 267-0111	(303) 892-9400
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($.001 par value per share)	25,000,000	$0.10(1)	$2,500,000(1)	$76.75

Notes:

(1) Pursuant to Rule 457(h)(1), the price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on April 10, 2007 as quoted on OTCBB.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

Advance Display Technologies, Inc., a Colorado corporation (the “Company” or “ADTI”), hereby states that the following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated or deemed to be incorporated in this Registration Statement by reference as of their date of filing with the Commission:

(a) The Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006;

(b) The Company’s Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2006 and December 31, 2006;

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2006;

(d) The Company’s Registration Statement on Form 8-A filed on December 5, 1986, which contains a description of the Company’s capital stock.

All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Colorado Business Corporation Act provides at Article 109 for indemnification by a corporation of officers and directors in connection with proceedings brought against them by reason of their position with the corporation. The person being indemnified must, in civil matters, have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal matters, indemnification is permitted where the person had no reasonable cause to believe that his or her conduct was unlawful. Indemnification is required (unless limited by a corporation’s Articles of Incorporation) where the officer or director is wholly successful, on the merits or otherwise, in the defense of any proceeding. The Act also establishes procedures by which persons seeking indemnification can obtain cost advances from the corporation and procedures by which indemnification determinations can be made.

Article 8 of the Company’s Articles of Incorporation, as amended, requires the Company to indemnify to the fullest extent permitted by applicable law against all liability and expense, including attorneys’ fees, incurred by reason of the fact that a person is or was a director or officer of the Company.

The above discussion of the Colorado Business Corporation Act and the Company’s Articles of Incorporation, as amended, is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

Insurance. In addition to the foregoing, the Company carries insurance permitted by the laws of Colorado on behalf of directors, officers, employees or agents that may cover, among other things, liabilities under the Securities Act of 1933, as amended.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

Exhibit No.	Description

4.1	2007 Equity Incentive Plan filed as Exhibit 1 to the Company’s Proxy Statement for the 2007 Annual Meeting of Shareholders filed January 31, 2007 and incorporated by reference herein
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of AJ. Robbins, P.C.
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

ITEM 9.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on April 13, 2007.

ADVANCE DISPLAY TECHNOLOGIES, INC.

By:	/s/ Matthew W. Shankle
Matthew W. Shankle, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Matthew W. Shankle	Principal Executive Officer, Principal Financial Officer,	April 13, 2007
Matthew W. Shankle	Principal Accounting Officer and Director

/s/ Lawrence F. DeGeorge	Director	April 13, 2007
Lawrence F. DeGeorge

/s/ John W. Temple	Director	April 13, 2007
John W. Temple

EXHIBIT INDEX

Exhibit No.	Description

4.1	2007 Equity Incentive Plan filed as Exhibit 1 to the Company’s Proxy Statement for the 2007 Annual Meeting of Shareholders filed January 31, 2007 and incorporated by reference herein
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of AJ. Robbins, P.C.
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)